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                                  EXHIBIT 12(a)

                THE CHASE MANHATTAN CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)


                                                                                    Six Months Ended
                                                                                      June 30, 1998
                                                                                      -------------
EXCLUDING INTEREST ON DEPOSITS
Income before income taxes                                                              $  2,855
                                                                                        --------

Fixed charges:
      Interest expense                                                                     3,617
      One third of rents, net of income from subleases (a)                                    53
                                                                                        --------
Total fixed charges                                                                        3,670

Less:  Equity in undistributed income of affiliates                                          (10)
                                                                                        --------

Earnings before taxes and fixed charges, excluding capitalized interest                 $  6,515
                                                                                        ========

Fixed charges, as above                                                                 $  3,670
                                                                                        ========

Ratio of earnings to fixed charges                                                          1.78
                                                                                        ========

INCLUDING INTEREST ON DEPOSITS
Fixed charges, as above                                                                 $  3,670

Add:  Interest on deposits                                                                 3,599

Total fixed charges and interest on deposits                                            $  7,269
                                                                                        ========

Earnings before taxes and fixed charges, excluding capitalized interest,
   as above                                                                             $  6,515

Add:  Interest on deposits                                                                 3,599

Total earnings before taxes, fixed charges, and interest on deposits                    $ 10,114
                                                                                        ========


Ratio of earnings to fixed charges                                                          1.39
                                                                                        ========


(a) The proportion deemed representative of the interest factor.

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